Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Pulse Biosciences, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Common Stock, par value $0.001 per share	457(c)	10,022,937	$7.19	$72,064,917	0.00011020	$7,941.55
	Total Offering Amounts					$72,064,917		$7,941.55
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$7,941.55

(1)         The shares of common stock will be offered for resale by the selling stockholders pursuant to the prospectus contained in the registration statement to which this exhibit is attached. The registration statement registers the resale of an aggregate of 10,022,937 shares of the Registrant’s common stock. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock being registered hereunder include such indeterminate number of shares of common stock as may be issuable upon stock splits, stock dividends, or other distribution, recapitalization or similar events.

(2)         Estimated in accordance with Rule 457(c) solely for the purpose of calculating the total registration fee on the basis of $7.19 per share, which represents the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Capital Market on August 7, 2023.